Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666
FOR IMMEDIATE RELEASE
Contact: David Nelson
VP, Investor Relations & Treasury
201-498-8840
david.nelson@cognizant.com

Press: Brian Maddox/Hannah Sloane
FD
212-850-5600
brian.maddox@fd.com

COGNIZANT REPORTS RECORD THIRD QUARTER 2009 RESULTS AND RAISES

GUIDANCE FOR FY2009 REVENUE AND EPS

Revenue for the quarter up 16% year-over-year and 10% sequentially

TEANECK, N.J., November 3, 2009 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of information technology, consulting, and business process outsourcing services, today announced its third quarter 2009 financial results.

Highlights – Third Quarter 2009

•	Quarterly revenue rose to $853.5 million, up 16% from the year-ago quarter and 10% sequentially.

•	Quarterly diluted EPS on a GAAP basis was $0.45, compared to $0.38 in the year-ago quarter.

•

Quarterly diluted EPS on a non-GAAP basis, which excludes stock-based compensation expense and income related to the repeal of the stock-based Indian fringe benefit tax, was $0.48, compared to $0.40 in the year-ago quarter.

•	GAAP and non-GAAP diluted EPS includes the impact of $0.01 in net non-operating foreign currency exchange losses.

Revenue for the third quarter of 2009 rose to $853.5 million, up 16% from $734.7 million in the third quarter of 2008. GAAP net income was $136.6 million or $0.45 per diluted share compared to $112.8 million, or $0.38 per diluted share, in the third quarter of 2008. Diluted earnings per share on a non-GAAP basis was $0.48. GAAP operating margin for the quarter was 19%. Excluding stock-based compensation expense of $11.9 million and income of $1.3 million related to the repeal of the stock-based Indian fringe benefit tax, non-GAAP operating margin was 20.2%, above the Company’s targeted 19-20% range. Earnings for the quarter included $2.9 million of net pre-tax non-operating foreign exchange losses. Reconciliations of non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

“We experienced strong organic growth across all industry sectors, geographies and service lines this quarter. The sequential revenue increase of $76.9 million is the largest in the history of the company,” said Francisco D’Souza, President and CEO of Cognizant. “Our constant focus on customer service and reinvesting in our business continues to generate industry-leading results. Clients, who have come to rely on us to help them achieve operational efficiencies, are now increasingly approaching us to serve as a consultative business partner, as their industries face comprehensive upheavals from the recession, and secular shifts resulting from new technologies and other market forces.”

Fourth Quarter & Full Year 2009 Outlook

The Company is providing the following guidance:

•	Fourth quarter 2009 revenue anticipated to be at least $880 million.

•	Fourth quarter 2009 diluted EPS expected to be $0.45 on a GAAP basis and $0.49 on a non-GAAP basis, which excludes $0.04 of estimated stock-based compensation expense.

•	Fiscal 2009 revenue expected to be at least $3.255 billion, up at least 15.5% compared to 2008.

•

Fiscal 2009 diluted EPS expected to be $1.75 on a GAAP basis, and $1.88 on a non-GAAP basis, which excludes $0.13 of estimated stock-based compensation and stock-based Indian fringe benefit tax expense.

•	Due to continued volatility in the currency markets, EPS guidance excludes any future non-operating foreign currency exchange gain or loss.

“We are delighted that, despite the ongoing weak global economic environment, we delivered strong, broad-based revenue growth during the quarter. Our long-held strategy of investing in differentiated domain, relationship and service offering capabilities is enabling us to win marquee clients as well as grow our existing relationships,” said Gordon Coburn, Chief Financial and Operating Officer. “During the quarter we remained, as always, focused on operational discipline – enabling us to quickly ramp up to meet the surge in demand, while maintaining healthy operating margins and high quality of service. In addition, we continued to strengthen our balance sheet with our cash, short- and long-term investments increasing by over $195 million during the quarter to a total of approximately $1.34 billion.”

Conference Call

Cognizant will host a conference call November 3 at 8:00 a.m. (Eastern) to discuss the Company’s quarterly results. To listen to the conference call, please dial (800) 374-0467 (domestically) and (706) 679-3288 (internationally) and provide the following conference ID number: 34496779.

The conference call will also be available live via the Internet by accessing the Cognizant web site at www.cognizant.com. Please go to the web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing (800) 642-1687 for domestic callers or (706) 645-9291 for international callers and entering 34496779 from a half hour after the end of the call until 11:59 p.m. (Eastern) on Wednesday, November 11, 2009. The replay will also be available at Cognizant’s web site www.cognizant.com for 30 days following the call.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting, and business process outsourcing services. Cognizant’s single-minded passion is to dedicate our global technology and innovation know-how, our industry expertise and worldwide resources to working together with clients to make their businesses stronger. With over 50 global delivery centers and more than 68,000 employees as of September 30, 2009, we combine a unique onsite/offshore delivery model infused by a distinct culture of customer satisfaction. A member of the NASDAQ-100 Index and S&P 500 Index, Cognizant is a Forbes Global 2000 company and a member of the Fortune 1000 and is ranked among the top information technology companies in BusinessWeek’s Hot Growth and Top 50 Performers listings. Visit us online at www.cognizant.com.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP operating margin and non-GAAP diluted earnings per share. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures, the financial statements prepared in accordance with GAAP and reconciliations of Cognizant’s GAAP financial statements to such non-GAAP measures should be carefully evaluated.

We seek to manage the company to a targeted operating margin, excluding stock-based compensation costs and applicable stock-based Indian fringe benefit tax of 19% to 20% of revenues. Accordingly, we believe that non-GAAP operating margin and non-GAAP diluted earnings per share, excluding stock-based compensation costs and applicable stock-based Indian fringe benefit tax are meaningful measures for investors to evaluate our financial performance. For our internal management reporting and budgeting purposes, we use financial statements that do not include stock-based compensation expense and applicable stock-based Indian fringe benefit tax for financial and operational decision making, to evaluate period-to-period comparisons and for making comparisons of our operating results to those of our competitors. Moreover, because of varying available valuation methodologies and the variety of award types that companies can use under FAS 123R, we believe that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make additional comparisons between our operating results to those of other companies. Accordingly, we believe that the presentation of non-GAAP operating margin and non-GAAP diluted earnings per share, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP operating margin and non-GAAP diluted earnings per share versus operating margin and diluted earnings per share calculated in accordance with GAAP is that non-GAAP operating margin and non-GAAP diluted earnings per share exclude costs, namely, stock-based compensation that is recurring and applicable stock-based Indian fringe benefit tax, that has been abolished during the third quarter of 2009. Stock-based compensation will continue to be for the foreseeable future a significant recurring expense in our business. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted earnings per share and evaluating such non-GAAP financial measures with financial measures calculated in accordance with GAAP.

- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues	$853,488	$734,726	$2,375,942	$2,063,259

Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	475,599	405,936	1,328,647	1,153,068
Selling, general and administrative expenses	193,806	166,685	530,681	482,643
Depreciation and amortization expense	22,301	19,474	65,032	53,544

Income from operations	161,782	142,631	451,582	374,004

Other income (expense), net:
Interest income	4,664	5,344	9,756	16,428
Other income / (expense), net	(2,747)	(14,777)	7,016	(11,308)

Total other income / (expense), net	1,917	(9,433)	16,772	5,120

Income before provision for income taxes	163,699	133,198	468,354	379,124

Provision for income taxes	27,127	20,370	77,395	60,567

Net income	$136,572	$112,828	$390,959	$318,557

Basic earnings per share	$0.47	$0.39	$1.34	$1.10

Diluted earnings per share	$0.45	$0.38	$1.30	$1.06

Weighted average number of common shares outstanding	293,664	291,341	292,538	289,740

Weighted average number of common and dilutive shares outstanding	302,582	299,805	299,949	299,396

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	September 30, 2009	December 31, 2008
Assets
Current Assets
Cash and cash equivalents	$992,926	$735,066
Short-term investments	189,775	27,513
Trade accounts receivable, net of allowances of $15,906 and $13,441, respectively	586,938	517,481
Unbilled accounts receivable	97,832	62,158
Deferred income tax assets, net	51,936	48,315
Other current assets	97,419	77,586

Total Current Assets	2,016,826	1,468,119
Property and equipment, net	460,237	455,254
Long-term investments	157,032	161,693
Goodwill	160,881	154,035
Intangible assets, net	65,474	47,790
Deferred income tax assets, net	72,036	52,816
Other assets	43,996	34,853

Total Assets	$2,976,482	$2,374,560

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$53,403	$39,970
Deferred revenue	36,777	38,123
Accrued expenses and other liabilities	418,194	309,484

Total Current Liabilities	508,374	387,577
Deferred income tax liabilities, net	—	7,294
Other noncurrent liabilities	31,890	14,111

Total Liabilities	540,264	408,982

Stockholders’ Equity	2,436,218	1,965,578

Total Liabilities and Stockholders’ Equity	$2,976,482	$2,374,560

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures

(In thousands, except per share amounts)

	Three Months Ended September 30,				Three Months Ended September 30,
	2009 GAAP	2009 Adjustments		2009 Non-GAAP	2008 GAAP	2008 Adjustments		2008 Non-GAAP
Income from operations	$161,782	$10,589	(a)	$172,371	$142,631	$10,169	(c)	$152,800

Operating margin	19.0%	1.2%	(a)	20.2%	19.4%	1.4%	(c)	20.8%

Diluted earnings per share	$0.451	$0.027	(e)	$0.478	$0.376	$0.028	(e)	$0.404

	Nine Months Ended September 30,				Nine Months Ended September 30,
	2009 GAAP	2009 Adjustments		2009 Non-GAAP	2008 GAAP	2008 Adjustments		2008 Non-GAAP
Income from operations	$451,582	$32,950	(b)	$484,532	$374,004	$40,449	(d)	$414,453

Operating margin	19.0%	1.4%	(b)	20.4%	18.1%	2.0%	(d)	20.1%

Diluted earnings per share	$1.303	$0.087	(e)	$1.390	$1.064	$0.113	(e)	$1.177

Notes:

(a)	Adjustment to exclude stock-based compensation of $11,856 and stock-based Indian fringe benefit tax (income) of ($1,267) from income from operations of which $3,072 was reported in cost of revenues and $7,517 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations. During the quarter ended September 30, 2009, the repeal of the Indian fringe benefit tax, retroactive to April 1, 2009, was enacted into law. Accordingly, the stock-based Indian fringe benefit tax expense of $1,267 recorded in the quarter ended June 30, 2009 was reversed in the quarter ended September 30, 2009, resulting in a reduction of expenses.
(b)	Adjustment to exclude stock-based compensation of $32,005 and stock-based Indian fringe benefit tax expense of $945 from income from operations of which $11,660 was reported in cost of revenues and $21,290 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(c)	Adjustment to exclude stock-based compensation of $9,509 and stock-based Indian fringe benefit tax expense of $660 from income from operations of which $4,634 was reported in cost of revenues and $5,535 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(d)	Adjustment to exclude stock-based compensation of $32,957 and stock-based Indian fringe benefit tax expense of $7,492 from income from operations of which $17,397 was reported in cost of revenues and $23,052 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(e)	Adjustment to exclude the per share effect of stock-based compensation expense net of the related tax benefit and stock-based Indian fringe benefit tax expense (income). The stock-based Indian fringe benefit tax expense is a nondeductible expense since the cost is recovered from employees.